Exhibit 24.1

POWER OF ATTORNEY

Crown Finance Foundation, registered at “Am Schrägen Weg 14, FL-9490 Vaduz” represented by Dr. Norbert Seeger, Attorney-at-Law. Vaduz, and Dr. Christian Zangerle, Vaduz, with joint signature right by two, herewith empowers

Mr. Franz Thomas Alexander Wolf; holder of Passport No. 256200930 of the Federal Republic of Germany, issued on March 24, 2006 by Berzirksamt Lichtenberg von Berlin

to sign on behalf of Crown Finance Foundation reports to be filed with the United States Security and Exchange Commission under the Securities Exchange Act of 1934.

This Power of Attorney is valid until 31st August 2010.

Vaduz, 31st August 2009

CROWN FINANCE FOUNDATION

/s/ Dr. Norbert Seger	/s/ Dr. Christian Zangerle
(Dr. Norbert Seger)	(Dr. Christian Zangerle)